Exhibit 99.1

SAN DIEGO, June 13, 2005 /PRNewswire-FirstCall via COMTEX/ -- Royale Energy Inc. (ROYL) announced today that the Buttonwillow Delta and the Bowerbank 25 wells have commenced production.

In separate discoveries, Royale has established production from a 130-acre structural trap and from a new, deeper Etchegoin reservoir. Both discoveries were the result of drilling on proprietary Royale 3D seismic data in the San Joaquin Basin, California.

The Bowerbank 25 well is presently producing at a lower rate while the reservoir pressure is evaluated for the need of additional drilling. After testing, the well will be completed in both of the additional zones up-hole.

The Buttonwillow Delta began producing at a rate of 614 MCF per day, with an expectation of reaching a stabilized rate in excess of one million cubic feet per day within the week.

These two wells are the first to be drilled in Royale's 2005 drilling program in California. The Company has also signed contracts for drilling rigs to drill a minimum of five additional California wells over the next four months.

About the Company

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The Company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for nearly 20 years. The company's strength is continually reaffirmed by investors who participate in funding over 50% of the company's new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

SOURCE Royale Energy, Inc.
CONTACT:	Chanda Idano, Director of Marketing & PR of Royale Energy, Inc., +1-619-881-2801
or fax, +1-619-881-2899, Chanda@royl.com
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http://www.royl.com